EXHIBIT 99

March 27, 2002

Securities and Exchange Commission

Washington, DC

Arthur Andersen LLP has represented to Zomax Incorporated that its audit was subject to Andersen’s quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

Zomax Incorporated